                                                      Filed Under Rule 424(b)(3)
                                                      Registration No. 333-97965

                  Prospectus Supplement Dated October 20, 2003
                                       to
                        Prospectus Dated August 12, 2002

                           AUTHENTIDATE HOLDING CORP.

                            SELLING SECURITY HOLDERS

         The table set forth in the Section of the Prospectus entitled "Selling Security Holders" is hereby updated to reflect the grant of certain options pursuant to Authentidate Holding Corp.'s 2001 Non-Executive Director Stock Option Plan to certain non-executive directors of Authentidate Holding Corp., as set forth below. The following table lists those Selling Security Holders owning shares which may be offered for resale pursuant to this Supplement to the Re-offer Prospectus. Such Selling Security Holders have and may in the future acquire such shares upon the exercise of options granted under our 2001 Non-Executive Director Stock Option Plan. Such persons may resell all, a portion, or none of such shares. The Selling Security Holders named below are non-employee directors of Authentidate Holding Corp. who may acquire shares of common stock under the 2001 Non-Executive Director Stock Option Plan and are eligible to resell any such shares of common stock, regardless of whether they have any present intent to do so. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus:

                                                                                                               Percentage of
                                           Shares/Option Shares                       Shares/Option Shares        Shares
                Name of                     Beneficially Owned      Option Shares         Owned After           Owned After
      Selling Security Holder (2)           Prior to Offering          Offered             Offering             Offering (1)
------------------------------------------------------------------------------------------------------------------------------
J. Edward Sheridan                               0/60,000               10,000 (3)         0/50,000                 **

Charles C. Johnston                          58,570/50,000(5)           10,000 (3)       58,570/40,000              **

Steven Kriegsman                                 0/60,000               10,000 (3)         0/50,000                 **

J. David Luce                               932,208/27,500(6)           27,500 (4)         932,208/0               4.0%

**  Percentage is less than 1%.
(1) Percentage based on 23,572,678 shares outstanding as of October 16, 2003.
(2) Each holder is a non-executive director of Authentidate Holding Corp.
(3) Shares offered pursuant to this prospectus are underlying options granted to listed holders as of September 1, 2003 pursuant to the terms of the 2001 Non-Executive Director Stock Option Plan.
(4) Represents options to purchase 20,000 shares granted on February 10, 2003 and options to purchase 7,500 shares of common stock granted on September 1, 2003, all pursuant to the 2001 Non-Executive Director Stock Option Plan.
(5) Listed shares do not include an aggregate of 144,323 shares held by entities affiliated with listed holder.
(6) Securities identified under "Shares" include warrants to purchase an aggregate of 504,471shares of common stock.